EXHIBIT 99.2

BIOSCRIP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of BioScrip, Inc. (the “Company”), as adjusted to give effect to the following transactions: (i) the Company’s completed acquisition (the “Acquisition”) on August 23, 2013 of substantially all of the assets of the Sellers (defined below) that constitute the Sellers’ home infusion business pursuant to the Asset Purchase Agreement dated as of June 16, 2013 (the “Purchase Agreement”), by and among the Company, CarePoint Partners Holdings LLC, a Delaware limited liability company (“CarePoint”), each of the subsidiaries of CarePoint set forth on the signature pages to the Purchase Agreement (together with CarePoint, the “Sellers”) and each of the members of CarePoint, and (ii) the refinancing in connection with the completion of the Acquisition (the ”Refinancing”) whereby the Company and certain of its subsidiaries refinanced substantially all of their existing third party indebtedness and entered into senior secured first-lien credit facilities, dated July 31, 2013, composed of (i) a $75.0 million revolving credit facility, (ii) a $250.0 million term loan facility, and (iii) a $150.0 million delayed draw term loan facility.

The unaudited pro forma condensed combined balance sheet as of June 30, 2013 includes pro forma adjustments giving effect to the Acquisition and Refinancing as if each had occurred on that date. The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2012 and the six months ended June 30, 2013 include pro forma adjustments giving effect to the Acquisition and Refinancing as if each had occurred on January 1, 2012. The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position the Company would have achieved had the Acquisition and Refinancing actually taken place at the dates indicated, nor do they purport to be indicative of future results of operations or financial position of the combination of the combined companies.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with (i) the Company’s historical audited consolidated financial statements and accompanying notes as of December 31, 2011 and 2012 and for the years ended December 31, 2010, 2011 and 2012, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2013, (ii) the Company’s historical unaudited consolidated financial statements and accompanying notes as of and for the six months ended June 30, 2013, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the SEC on August 8, 2013, (iii) CarePoint’s audited consolidated financial statements as of and for the years ended December 31, 2011 and 2012, included in Exhibit 99.1 to this Current Report on Form 8-K/A of the Company (this “Report”), and (iv) CarePoint’s unaudited condensed consolidated financial statements as of and for the six-month periods ended June 30, 2012 and 2013, included in Exhibit 99.1 to this Report.

The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying description of pro forma adjustments. The pro forma adjustments are those that are directly attributable to the Acquisition and Refinancing, are factually supportable and, with respect to the unaudited pro forma condensed combined statements of income, are expected to have a continuing impact on the consolidated results. The final purchase price related to the Acquisition and the allocation thereof may differ from that reflected in the unaudited pro forma condensed combined financial statements after final working capital and transaction expense adjustments are performed and a determination of the product gross profit holdback consideration is known. Furthermore, the unaudited pro forma condensed combined financial statements do not include adjustments relating to any possible revenue enhancements, synergies, economies of scale or other changes that may result from or be realized after the Acquisition and Refinancing by the combined companies because such changes are not certain. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The pro forma financial information has been prepared using the acquisition method of accounting. Accordingly, the assets and liabilities of the Sellers are adjusted to their estimated fair values as of June 30, 2013. The estimates of fair value are preliminary and are dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive valuation. Accordingly, actual adjustments to the consolidated balance sheets and statement of income will differ, perhaps materially, from those reflected in the pro forma condensed combined financial statements because the assets and liabilities of the Sellers will be recorded at their respective fair values on the date the Acquisition was completed, and the preliminary assumptions used to estimate these fair values may change.

In preparing the unaudited pro forma condensed combined financial statements, adjustments were made to eliminate the assets of the Sellers that were not acquired by the Company in the Acquisition and to eliminate the liabilities of the Sellers that were not assumed by the Company in the Acquisition.

BIOSCRIP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands, except for per share amounts)

	BioScrip	CPP
	Historical	Historical	Preliminary
	June 30,	June 30,	Pro Forma		Pro Forma
	2013	2013	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$81,641	$298	$(70,705)	A	11,234
Receivables, less allowance for doubtful accounts of $22,175 and $22,728 at June 30, 2013 and December 31, 2011, respectively	156,741	28,409	(7,659)	B	177,491
Inventory	25,921	2,354	-		28,275
Prepaid expenses and other current assets	10,108	2,641	(710)	C	12,039
Total current assets	274,411	33,702	(79,074)		229,039
Property and equipment, net	31,920	3,830			35,750
Goodwill	415,324	38,572	144,377	D	598,273
Intangible assets, net	17,654	22,861	(6,161)	E	34,354
Deferred financing costs	3,182	379	3,728	F	7,289
Other non-current assets	4,221	1,320	-		5,541
Total assets	$746,712	$100,665	$62,870		$910,247
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$178	$8,384	$(2,759)	G	$5,803
Accounts payable	41,179	7,051	-		48,230
Claims payable	3,848	-	-		3,848
Amounts due to plan sponsors	12,549	-	-		12,549
Accrued interest	5,766	-	-		5,766
Accrued expenses and other current liabilities	35,862	3,507	7,830	H	47,199
Total current liabilities	99,382	18,941	5,072		123,395
Long-term debt, net of current portion	225,317	50,039	94,336	I	369,692
Deferred taxes	11,314	108	-		11,422
Other non-current liabilities	9,796	265	-		10,061
Total liabilities	345,809	69,353	99,407		514,570
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	28,413	(28,413)	J	-
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued: 70,291,640 and 59,600,713, respectively; shares outstanding: 67,709,120 and 57,026,957, respectively	7	-	-		7
Treasury stock, shares at cost: 2,582,520 and 2,582,520, respectively	(10,311)	-	-		(10,311)
Additional paid-in capital	513,299	7,470	(7,470)	K	513,299
Accumulated deficit	(102,092)	(4,572)	(654)	L	(107,318)
Total stockholders' equity	400,903	31,311	(36,537)		395,677
Total liabilities and stockholders' equity	$746,712	$100,665	$62,870		$910,246

See accompanying notes to unaudited pro forma condensed combined financial information including Note 6 for an explanation of the preliminary pro forma adjustments

BIOSCRIP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except for per share amounts)

	BioScrip	CPP
	Historical	Historical
	Fiscal Year Ended	Fiscal Year Ended	Preliminary
	December 31, 2012	December 31, 2012	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$471,506	$139,447			$610,953
Service revenue	191,131	1,080			192,211
Total revenue	662,637	140,527	-		803,164

Cost of product revenue	325,271	86,069			411,340
Cost of service revenue	112,406	20			112,426
Total cost of revenue	437,677	86,089	-		523,766
Gross profit	224,960	54,438			279,398
% of revenues	33.9%	38.7%			34.8%
Selling, general and administrative expenses	184,491	37,484			221,975
Bad debt expense	14,035	3,935			17,970
Acquisition and integration expenses	4,046	1,409			5,455
Restructuring and other expenses	5,143	-			5,143
Amortization of intangibles	3,957	4,134			8,091
Income from operations	13,288	7,476	-		20,764
Interest expense, net	26,067	5,186	4,022	A	35,275
Income (loss) from continuing operations, before income taxes	(12,779)	2,289	(4,022)		(14,511)
Income tax expense (benefit)	(4,439)	(574)	4,643	B	(369)
Income (loss) from continuing operations, net of income taxes	(8,340)	2,863	(8,665)		(14,142)
Income (loss) from discontinued operations, net of income taxes	73,047	-			73,047
Net income (loss)	$64,707	$2,863	$(8,665)		$58,905

Basic weighted average shares	56,239				56,239
Diluted weighted average shares	56,239				56,239

Income (loss) per common share:
Basic loss from continuing operations	$(0.15)				$(0.25)
Basic income (loss) from discontinued operations	$1.30				$1.30
Basic income (loss)	$1.15				$1.05

Diluted loss from continuing operations	$(0.15)				$(0.25)
Diluted income (loss) from discontinued operations	$1.30				$1.30
Diluted income (loss)	$1.15				$1.05

See accompanying notes to unaudited pro forma condensed combined financial information including Note 7 for an explanation of the preliminary pro forma adjustments

BIOSCRIP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands, except for per share amounts)

		CPP
	BioScrip	Historical
	Historical	Six Months	Preliminary
	Six Months	Ended	Pro Forma		Pro Forma
	June 30, 2013	June 30, 2013	Adjustments		Combined
Product revenue	$300,583	$76,885			$377,468
Service revenue	89,221	581			89,802
Total revenue	389,804	77,466	-		467,270
					-
Cost of product revenue	208,258	48,349			256,607
Cost of service revenue	53,297	9			53,306
Total cost of revenue	261,555	48,358	-		309,913
Gross profit	128,249	29,108			157,357
% of revenues	32.9%	37.6%			33.7%
Selling, general and administrative expenses	108,762	20,807			129,569
Bad debt expense	7,081	1,639			8,720
Acquisition and integration expenses	8,135	-			8,135
Restructuring and other expenses	2,724	-			2,724
Amortization of intangibles	3,792	2,147			5,939
Income (loss) from operations	(2,245)	4,515	-		2,270
Interest expense, net	12,986	2,557	1,936	A	17,479
Income (loss) from continuing operations, before income taxes	(15,231)	1,959	(1,936)		(15,209)
Income tax expense (benefit)	556	(215)	2,582	B	2,923
Income (loss) from continuing operations, net of income taxes	(15,787)	2,174	(4,519)		(18,132)
Income (loss) from discontinued operations, net of income taxes	(1,221)	-			(1,221)
Net income (loss)	$(17,008)	$2,174	$(4,519)		$(19,353)

Basic weighted average shares	61,058				61,058
Diluted weighted average shares	61,058				61,058

Income (loss) per common share:
Basic loss from continuing operations	$(0.26)				$(0.30)
Basic income (loss) from discontinued operations	$(0.02)				$(0.02)
Basic income (loss)	$(0.28)				$(0.32)

Diluted loss from continuing operations	$(0.26)				$(0.30)
Diluted income (loss) from discontinued operations	$(0.02)				$(0.02)
Diluted income (loss)	$(0.28)				$(0.32)

See accompanying notes to unaudited pro forma condensed combined financial information including Note 7 for an explanation of the preliminary pro forma adjustments

BIOSCRIP, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Description of Transaction

On August 23, 2013 (the “Closing Date”), BioScrip, Inc. (the “Company”) completed its previously announced acquisition of the CarePoint Business (as defined below) pursuant to the Purchase Agreement (as defined below) (the “Closing”). As previously reported, pursuant to the Asset Purchase Agreement dated as of June 16, 2013 (the “Purchase Agreement”), by and among the Company, CarePoint Partners Holdings LLC, a Delaware limited liability company (“CarePoint”), each of the subsidiaries of CarePoint set forth on the signature pages to the Purchase Agreement (together with CarePoint, the “Sellers”) and each of the members of CarePoint, the Company agreed to acquire substantially all of the assets and assume certain liabilities of the Sellers that constitute the Sellers’ home infusion business (the “CarePoint Business”) for an aggregate purchase price of $223.0 million in cash, subject to certain adjustments (the “Purchase Price”).

The total consideration paid to the Sellers at Closing was $211.1 million paid in cash (the “Closing Consideration”). The Company funded the Closing Consideration with a combination of cash on hand and borrowings under the Senior Credit Facilities (as defined below). At Closing, the Company withheld $10.0 million (the “Holdback Payment”) of the Purchase Price pursuant to the terms of the Purchase Agreement. The Sellers will be eligible to receive the Holdback Payment after the first anniversary of the Closing Date if the CarePoint Business achieves a specified level of product gross profit during the one-year period following the Closing Date. The Purchase Price is subject to a net working capital adjustment pursuant to the terms of the Purchase Agreement.

Prior to the Closing Date, on July 31, 2013, the Company entered into (i) a senior secured first-lien revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Credit Facility”), (ii) a senior secured first-lien term loan B in an aggregate principal amount of $250.0 million (the “Term Loan B Facility”) and (iii) a senior secured first-lien delayed draw term loan B in an aggregate principal amount of $150.0 million (the “Delayed Draw Term Loan Facility” and, together with the Revolving Credit Facility and the Term Loan B Facility, the “Senior Credit Facilities”) with SunTrust Bank, Jefferies Finance LLC and Morgan Stanley Senior Funding, Inc.

On the Closing Date, the Delayed Draw Term Loan Facility was funded in connection with the Closing, and the proceeds were used to fund a portion of the Closing Consideration. The amount of $150.0 million drawn by the Company under the Delayed Draw Term Loan Facility will bear interest at a floating rate equal to, at the Company’s option, the Eurodollar rate plus 5.25%, or the base rate plus 4.25%, and will mature on July 31, 2020. The interest rates may vary in the future depending on the Company's consolidated net leverage ratio. In connection with the Senior Credit Facilities, the Company and SunTrust Bank entered into a Guaranty and Security Agreement, dated July 31, 2013, pursuant to which the Company and its subsidiaries granted security interests in substantially all of the Company’s and its subsidiaries’ assets.

2.  Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of the Company and CarePoint and prepared and presented pursuant to the regulations of the SEC regarding pro forma financial information with one exception. The 2013 unaudited pro forma condensed combined financial statements include the most current data available for CarePoint, which is CarePoint’s unaudited statement of operations for the six months ended June 30, 2013 and unaudited balance sheet as of June 30, 2013. The Company’s historical financial information includes the audited statement of operations for the year ended December 31, 2012 and audited balance sheet as of December 31, 2012. The pro forma adjustments include the application of the acquisition method under Accounting Standards Codification (ASC) Topic 805, Business Combinations, with respect to the acquisition.

ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the Closing Date.

The acquisition closed on August 23, 2013. Accordingly, the pro forma adjustments reflected in the accompanying unaudited pro forma condensed combined financial statements as of June 30, 2013 may be materially different from the actual acquisition accounting adjustments required as of the Closing Date.

Under ASC Topic 820, Fair Value Measurements and Disclosures, “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Total acquisition-related transaction costs incurred by the Company are expected to be $2.0 million, which excludes approximately $7.8 million of costs associated with the drawdown of Delayed Draw Term Loan B. Under ASC Topic 805, acquisition-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. The unaudited pro forma condensed combined balance sheet reflects anticipated acquisition-related transaction costs to be incurred by the Company which are estimated to be approximately $2 million and assumed to be paid in connection with the Closing. Costs associated with debt incurrence will be amortized over the life of the underlying debt instrument.

The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The unaudited pro forma financial statments do not reflect revenue opportunities and cost savings that we expect to realize after the integration with CarePoint. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisition of CarePoint. The unaudited pro forma financial statements also do not reflect non-recurring charges related to integration activity or exit costs that may be incurred by the Company or CarePoint in connection with the acquisition.

Certain CarePoint amounts have been reclassified to conform to the Company’s presentation. These reclassifications had no effect on previously reported net earnings. There were no material transactions between the Company and CarePoint during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

3.  Accounting Policies

The Company plans to perform a detailed review of CarePoint’s accounting policies and procedures. As a result of that review, the Company may identify differences between the accounting policies and procedures of the two companies that, when conformed, may have a material impact on the future operating results. Any differences from unifying the accounting policies of the combined companies cannot be reasonably estimated at this time so no adjustment to pro forma condensed combined financial statements have been made.

4.  Estimate of Consideration Transferred and Purchase Price Allocated

A preliminary estimate of consideration transferred to effect the acquisition and the aggregate Purchase Price to be allocated is presented in the table below.

(in thousands)	Preliminary August 23, 2013	Pro Forma June 30, 2013
Accounts receivable	19,314	20,750
Inventories	3,184	2,354
Other current assets	1,190	1,931
Property and equipment	3,266	3,830
Identifiable intangible assets	16,700	16,700
Other non-current assets	-	1,320
Current liabllities	(8,022)	(8,598)
Non-current liabilities	(2,352)	(373)
Net assets acquired	33,280	37,915
Goodwill	187,584	182,949
Total consideration	220,864	220,864
Consideration:
Cash	211,064	211,064
Fair value of contingent liability	9,800	9,800
Total consideration	220,864	220,864

5.  Estimate of Assets to be Acquired and Liabilities Assumed

The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma condensed combined financial statements. Each of these adjustments represents preliminary estimates of the fair values of CarePoint’s assets and liabilities and periodic amortization of such adjustments to the extent applicable.

Cash: Cash balance remaining after pro forma adjustments reflects a balance used after June 30, 2013 to complete refinancing including the redemption of 10¼ % unsecured senior notes.

Non-acquired assets and liabilities:  The acquisition was an asset purchase rather than a stock purchase. As such, certain assets and liabilities were excluded from the purchase. Where applicable, these amounts have been eliminated from the unaudited pro forma condensed combined financial statements.

Intangible assets:  Intangible assets were adjusted based on the preliminary valuation analysis performed to value those assets at fair value and allocate Purchase Price to those assets.

Goodwill:  Goodwill is calculated as the excess of the Closing Date fair value of the consideration over the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

Income taxes:  No adjustments to the tax basis of CarePoint’s assets and liabilities occurred as a result of the acquisition.

6.  Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

A	Reflects sources and uses of funds	(in thousands)
	Cash payable as merger consideration	$(211,145)
	Proceeds from Delayed Draw Term Loan Facility	150,000
	Delayed Draw Term Loan Facility Ticking Fee	(525)
	Debt financing fees paid	(7,289)
	Proceeds used for transaction expenses	(2,044)
	CPP cash balance not purchased	298
	Net adjustment to cash and cash equivalents	$(70,705)

B	Reflects adjustment to accounts receivable	(in thousands)
	Government accounts receivable not purchased by BioScrip	$(8,088)
	Reserve on government accounts not purchased	429
	Net adjustment to receivables, net of allowance for doubtful accounts	$(7,659)

C	Reflects adjustments to other current assets	(in thousands)
	Eliminate CPP deferred tax assets not acquired	$(710)
	Adjustment to current assets	$(710)

D	Reflects adjustment to goodwill	(in thousands)
	Eliminate CPP's historical goodwill	$(38,572)
	Record transaction goodwill	182,949
	Net adjustment to goodwill	$144,377

E	Reflects adjustment to intangible assets, net	(in thousands)
	Eliminate CPP's historical intangible assets	$(22,861)
	Record fair value of identified intangible assets	16,700
	Net adjustment to intangible assets	$(6,161)

F	Reflects adjustment to deferred financing costs	(in thousands)
	Debt financing fees to be incurred by BioScrip	$7,289
	Write-off of existing BIOS deferred financing costs	(3,182)
	Write-off of existing CPP deferred financing costs	(379)
	Deferred financing fees adjustment	$3,728

G	Reflects adjustment to short term debt	(in thousands)
	Elimination of CPP short-term debt	$(8,384)
	Reclassification of short term portion of newly issued debt	5,625
	Short term debt adjustment	$(2,759)

H	Reflects adjustments to accrued expenses	(in thousands)
	Record fair value of contingent earnout	9,800
	Eliminate CPP accrued expense liabilities not acquired - bonus and benefits	$(1,718)
	Eliminate CPP accrued expense liabilities not acquired - accrued interest and other	(252)
	Accrued expenses adjustment	$7,830

I	Reflects adjustment to long term debt	(in thousands)
	Debt issued by BioScrip in connection with the merger	$150,000
	Elimination of existing CPP long term debt	(50,039)
	Reclassification of short term portion of newly issued debt	(5,625)
	Long term debt adjustment	$94,336

J	Reflects adjustments to preferred stock	(in thousands)
	Eliminate CPP preferred stock	$(28,413)
	Preferred stock adjustment	$(28,413)

K	Reflects adjustment to additional paid in capital	(in thousands)
	Eliminate CPP existing paid in capital	$(7,470)
	Additional paid in capital adjustment	$(7,470)

L	Reflects adjustments to retained earnings	(in thousands)
	Eliminate CPP retained earnings	$4,572
	Impact of write-off of BioScrip deferred financing costs	(3,182)
	Impact of transaction closing costs expensed at time of closing	(2,044)
	Retained earnings adjustment	$(654)

7. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations:

		(in thousands)

A	Reflects adjustment to interest expense	Year Ended December 31, 2012	Six Months Ended June 30, 2013
	Estimated interest on new debt	$8,147	3,959
	Amortization of deferred financing costs	1,061	534
	Eliminate CPP interest on debt	(5,186)	(2,557)
	Net interest adjustments	$4,022	1,936

B	Reflects adjustment to income tax expense(benefit)
	Estimated tax at BioScrip effective rate	$(665)	-
	Estimated effect of tax deductible goodwill	4,735	2,367
	Eliminate CPP income tax benefit	574	215
	Net income tax adjustments	$4,643	2,582

The Company funded the acquisition with newly borrowed funds. Interest expense recorded in the unaudited pro forma condensed combined financial statements is based on the current rate of 6.5% due on Delayed Draw Term Loan Facility.

A change of one percentage point in the rates associated with Delayed Draw Term Loan Facility would result in a change of approximately $1.5 million per annum to the pre-tax pro forma earnings. Costs incurred in connection with the incurrence of acquisition related debt will be deferred and amortized over the term of the debt. The amount of such costs is approximately $7.3 million.

Income tax effects of pro forma adjustments are reflected at the Company’s effective income tax rate of 38.4%. Deductible goodwill which is not amortized for book purposes creates a deferred tax liability which may not be offset against deferred tax assets due to the Company’s net operating loss position and resulting valuation allowance on deferred tax assets.